EXHIBIT 99.1

Chemung Financial Corporation Reports Third Quarter 2020 Net Income of $5.7 million, or $1.19 per Share

ELMIRA, N.Y., Oct. 19, 2020 (GLOBE NEWSWIRE) -- Chemung Financial Corporation (the “Corporation”) (Nasdaq: CHMG), the parent company of Chemung Canal Trust Company (the “Bank”), today reported net income of $5.7 million, or $1.19 per share, for the third quarter of 2020, compared to $2.0 million, or $0.40 per share, for the third quarter of 2019.

"We are pleased to report another strong quarter with third quarter earnings of $1.19 per share," according to Anders M. Tomson, President and CEO of Chemung Financial Corporation. "Third quarter results included a 4.8% increase in net interest income and a 1.2% reduction in non-interest expenses, when compared to the third quarter of last year. Our efficiency ratio continued to improve throughout the year as did our non-interest expense to average assets ratio reinforcing our continued focus on expense management. We have remained committed to supporting our clients as they navigate these uncertain times, pivoting to assist as they begin the SBA's loan forgiveness application process. As we look toward the end of this unique and unprecedented year for our country and our communities, we are secure in the knowledge that our company is well-positioned from a capital and liquidity perspective to provide the necessary stability to our customers and communities as they work toward renewal and recovery," Tomson added.

Third Quarter Highlights1:

  Third quarter earnings per share grew to $1.19 per share as of September 30, 2020 versus $0.40 as of September 30, 2019

  Total shareholders’ equity increased $14.4 million, or 7.87% from December 31, 2019

  Tangible book value per share increased from $32.74 to $36.83, or 12.49% from December 31, 20192

  Loans, net of deferred fees, increased $229.3 million, including $189.8 million of Payroll Protection Program (PPP) loans, or 17.51% from December 31, 2019

  As of September 30, 2020, a total of 184,360 shares of common stock have been repurchased at a weighted average cost of $27.57 per share since the inception of the Corporation's share repurchase program

1 Balance sheet comparisons are calculated for September 30, 2020 versus December 31, 2019.
2 See GAAP to Non-GAAP Reconciliations, included within.

3rd Quarter 2020 vs 3rd Quarter 2019

Net Interest Income:

Net interest income for the current quarter totaled $15.9 million compared to $15.1 million for the same period in the prior year, an increase of $0.8 million, or 4.8%, due primarily to increases of $0.2 million in interest income on loans, including fees, $0.1 million in interest and dividend income on taxable securities, and a decrease of $0.8 million in total interest expense, offset by a decrease of $0.4 million in interest income on interest-earning deposits.

The increase in loan income was due primarily to an increase of $0.4 million in interest income on commercial loans primarily attributable to a $210.1 million increase in average balances on commercial loans and the recognition of $1.2 million of PPP loan fees, offset by a decrease in portfolio average yield due to a decrease in interest rates. Interest income on mortgage loans increased $0.3 million primarily due to an increase of $36.3 million in average balances on mortgage loans. These increases were also offset by a decrease of $0.5 million in interest income on consumer loans which can be attributed to both decreases in average balances and average portfolio yield on consumer loans. The increase in interest and dividend income on taxable securities was due primarily to an increase in average invested balances of $67.2 million. The decrease in interest income on interest-earning deposits was due primarily to the sharp drop in interest rates on overnight deposits with the average yield on interest-earning deposits declining from 2.22% in the third quarter of 2019 to 0.31% in the third quarter of 2020. The decrease in interest expense on deposits was due primarily to the decreases in average rates paid on interest-bearing checking, savings and money market products in response to the Federal Reserve's 50 and 100 basis points drop on overnight rates in March, 2020.

Fully taxable equivalent net interest margin was 3.20% for the third quarter 2020, compared to 3.63% for the same period in the prior year. Average interest-earning assets increased $320.3 million in the third quarter 2020 compared to the same period in the prior year. The average yield on interest-earning assets decreased 66 basis points in the third quarter of 2020, while the average cost of interest-bearing liabilities decreased 34 basis points, as compared to the same period in the prior year.

Provision for loan losses for the current quarter totaled $0.7 million compared to $4.4 million for the same period in the prior year, a decrease of $3.7 million. The decrease in provision for loan losses was primarily due to a specific impairment of $4.2 million related to a participation interest in a commercial credit in the third quarter of the prior year.

Non-Interest Income:

Non-interest income for the current quarter was $5.3 million compared to $5.0 million for the same period in the prior year, an increase of $0.3 million, or 7.7%. The increase can be mostly attributed to increases of $0.5 million in net gains on sales of residential mortgage loans sold into the secondary market, $0.1 million in wealth management group fee income, and $0.1 million in other non-interest income, offset by a decrease of $0.4 million in service charges on deposit accounts primarily attributable to a decrease in NSF and overdraft fees as compared to the same period in the prior year.

Non-Interest Expense:

Non-interest expense for the current quarter was $13.4 million compared to $13.5 million for the same period in the prior year, a decrease of $0.1 million, or 1.2%. The decrease can be mostly attributed to decreases of $0.2 million in pension and other employee benefits, and $0.2 million in other non-interest expense, offset by an increase of $0.3 million in FDIC insurance. The decrease in pension and other employee benefits was primarily attributed to a decrease in healthcare expenses in the current quarter as compared to the same quarter in the prior year. The decrease in other non-interest expense can be primarily attributed to an overall decrease in spending during the third quarter of 2020, compared to the same period in 2019. The increase in FDIC insurance was primarily due to the receipt of a $0.2 million credit in the third quarter of the prior year related to the Deposit Insurance Fund's (DIF) minimum reserve ratio assessment.

Income Tax Expense:

Income tax expense for the current quarter was $1.5 million compared to $0.2 million for the same period in the prior year, an increase of $1.3 million. The effective tax rate for the current quarter increased to 20.3% compared to 8.3% for the same period in the prior year. The increase in income tax expense was primarily due to an increase in pretax income.

3rd Quarter 2020 vs 2nd Quarter 2020

Net Interest Income:

Net interest income for the current quarter totaled $15.9 million compared to $15.6 million for the prior quarter, an increase of $0.3 million, or 1.8%, due primarily to increases of $0.2 million in interest income and fees from loans, and $0.1 million in interest and dividend income on taxable securities.

The increase in interest income and fees from loans was primarily attributed to a $44.7 million increase in average loan balances in the third quarter and the recognition of $0.3 million of fees related to the PPP, offset by decreased average loan yield due to the decline in interest rates. The average yield on loans fell from 4.06% in the second quarter of 2020 to 3.91% in the third quarter of 2020. The increase in interest and dividend income on taxable securities can be primarily attributed to an increase in average invested balances of $43.6 million in the third quarter of 2020.

Fully taxable equivalent net interest margin was 3.20% in the current quarter compared to 3.26% in the prior quarter. Average interest-earning assets increased $54.9 million in the current quarter, while the average yield on interest-earning assets decreased eight basis points from 3.45% in the prior quarter to 3.37% in the current quarter. The average cost of interest-bearing liabilities decreased two basis points in the third quarter of 2020, compared to the prior quarter.

Provision for loan losses for the current quarter totaled $0.7 million compared to $0.3 million for the prior quarter, an increase of $0.4 million primarily due to an overall increase in loan volume. Although the Corporation continues to closely monitor the loan portfolio for effects related to COVID-19, an adjustment to the allowance specific to the COVID-19 pandemic was not necessary in the third quarter. Year to date 2020, the Company has increased the allowance by $4.5 million for future estimated credit losses related to the COVID-19 pandemic.

Non-Interest Income:

Non-interest income for the current quarter was $5.3 million compared to $5.1 million for the prior quarter, an increase of
$0.2 million, or 5.1%. The increase in non-interest income can be attributed to increases of $0.3 million in net gains on sales of residential mortgage loans sold into the secondary market and $0.2 million in service charges on deposit accounts, offset by a decrease of $0.3 million in other non-interest income. The increase in net gains on sales of loans held for sale was primarily due to an increase in residential mortgage loans originated and sold into the secondary market. The increase in service charges on deposit accounts was primarily attributed to an increase in NSF and overdraft fees. The decrease in other non-interest income was due primarily to a decrease in interest rate swap fees earned.

Non-Interest Expense:

Non-interest expense for the current quarter was $13.4 million compared to $13.2 million for the prior quarter, an increase of $0.2 million, or 1.0%. The increase can be mostly attributed to an increase in salaries and wage expense offset by a decrease in data processing expenses.

Income Tax Expense:

Income tax expense for the current quarter was $1.5 million compared to $1.4 million for the prior quarter, an increase of
$0.1 million in income tax expense. The effective tax rate for the current quarter increased to 20.3% compared to 18.9% in the prior period.

Asset Quality

Non-performing loans totaled $15.7 million at September 30, 2020, or 1.02% of total loans, compared to $18.0 million at December 31, 2019, or 1.38% of total loans. Non-performing assets, which are comprised of non-performing loans and other real estate owned, were $16.3 million, or 0.75% of total assets, at September 30, 2020, compared to $18.5 million, or 1.04% of total assets, at December 31, 2019. The decrease in non-performing loans can mostly be attributed to the charge off of one large commercial mortgage in the second quarter of 2020. The decrease in non-performing assets can be attributed to the decrease in non-performing loans.

Management performs an ongoing assessment of the adequacy of the allowance for loan losses based upon a number of factors including an analysis of historical loss factors, collateral evaluations, recent charge-off experience, credit quality of the loan portfolio, current economic conditions and loan growth. Management continues to evaluate the potential impact of the COVID-19 pandemic as it relates to the loan portfolio. As part of this analysis, management identified what it believes to be higher risk loans through a detailed analysis of industry codes. Management increased certain allowance qualitative factors based on its assessment of the impact of the current pandemic on local, national, and global economic conditions as well as the perceived risks inherent in specific industries and credit characteristics during the first half of 2020. Based on this approach, the Corporation determined that additional provision specifically related to the COVID-19 pandemic was not necessary in the third quarter of 2020. The total provision for loan losses for the current quarter was $0.7 million, due to an increase in loan volume during the quarter. Net charge-offs for the current quarter were $0.2 million, consistent with the same period in the prior year.

The allowance for loan losses was $24.6 million at September 30, 2020 compared to $23.5 million at December 31, 2019. The allowance for loan losses was 156.36% of non-performing loans at September 30, 2020 compared to 130.38% at December 31, 2019. The ratio of the allowance for loan losses to total loans was 1.60% at September 30, 2020 compared to 1.79% at December 31, 2019. The ratio of the allowance for loan losses to total loans excluding PPP loans was 1.82% at September 30, 2020. The increase in the allowance for loan losses can be mostly attributed to increased loan volume during the third quarter of 2020.

Under Section 4013 of the Coronavirus Aid, Relief, and Economic Security Act (the "CARES Act"), "Temporary Relief from Troubled Debt Restructurings" loans less than 30 days past due as of December 31, 2019 will be considered current for COVID-19 related modifications and therefore will not be treated as TDRs.

On June 17, 2020 the New York legislature passed, and Governor Cuomo signed, new legislation which allows certain borrowers to extend the period of forbearance on a primary residence if financial hardship is demonstrated as a result of COVID-19. At its highest point as of May 31, 2020, total loan forbearances represented 15.77% of the Corporation's total loan portfolio. As of September 30, 2020, total loan forbearances decreased to 2.98% of the total loan portfolio.

COVID-19 Loan Modifications Outstanding As Of
	June 30, 2020		September 30, 2020

	# Clients	Total Loan Balance	# Clients	Total Loan Balance

Commercial	172	$167.7 million	31	$43.3 million

Retail and Residential	457	$18.0 million	43	$2.5 million

The above reflects the uncertain economic situation whereby the initial response by customers prompted a quick reaction to the unknown potential impact of COVID-19 on their business. Subsequently, customers may have reassessed their financial position prior to finalization of a modification, either modifying deferral requests or withdrawing the request altogether. In some cases, customers continued to make payments on modified loans. Of these modifications, 100% were considered current prior to the forbearance and primarily reflect deferrals for 90 days.

Balance Sheet Activity

Total assets were $2.165 billion at September 30, 2020 compared to $1.788 billion at December 31, 2019, an increase of $377.2 million, or 21.1%. The increase can be mostly attributed to increases of $229.3 million in loans, net of deferred fees, $112.2 million in securities available for sale, at estimated fair value, $17.9 million in interest-earning deposits in other financial institutions, $10.3 million in accrued interest receivable and other assets, offset by an increase of $1.1 million in allowance for loan losses. The increase in loans was due primarily to the growth of $216.1 million in commercial loans and $39.1 million in residential mortgages, offset by a decrease of $25.9 million in consumer loans. $189.8 million of the increase in loans related to the PPP. The increase in securities available for sale can be mostly attributed to purchases of $138.4 million and an increase in the value of the portfolio of $11.8 million due to decreases in interest rates, offset by $38.9 million in maturities and paydowns. The increase in interest earning deposits was due primarily to strong deposit growth in the first three quarters of 2020. The increase in other assets was due primarily to an increase of $10.4 million in interest rate swap assets.

Total liabilities were $1.968 billion at September 30, 2020 compared to $1.605 billion at December 31, 2019, an increase of $362.8 million, or 22.6%. The increase in total liabilities can primarily be attributed to increases of $352.1 million, or 22.4% in deposits, and $11.2 million in accrued interest payable and other liabilities. The increase in deposits was due primarily to increases of $61.6 million in consumer deposits, $220.7 million in commercial deposits, and $69.7 million in public deposits. The increase in deposits was partially attributed to the collection of stimulus checks and PPP loan disbursements. The increase in accrued interest payable and other liabilities was due primarily to an increase of $10.3 million in interest rate swap liabilities.

Total shareholders’ equity was $197.0 million at September 30, 2020 compared to $182.6 million at December 31, 2019, an increase of $14.4 million, or 7.9%. The increase in retained earnings of $10.3 million was due primarily to net income of $14.0 million offset by $3.7 million in dividends declared. The increase in accumulated other comprehensive income of $7.4 million can mostly be attributed to an increase in the fair market value of the securities portfolio. Treasury stock increased $3.9 million primarily due to the Corporation's common stock repurchase program. As of September 30, 2020, 184,360 shares have been repurchased at an average cost of $27.57 per share.

The total equity to total assets ratio was 9.10% at September 30, 2020 compared to 10.22% at December 31, 2019. The tangible equity to tangible assets ratio was 8.16% at September 30, 2020 compared to 9.07% at December 31, 2019. Book value per share increased to $41.51 at September 30, 2020 from $37.35 at December 31, 2019. As of September 30, 2020, the Bank’s capital ratios were in excess of those required to be considered well-capitalized under the regulatory framework for prompt corrective action.

Other Items

The market value of total assets under management or administration in our Wealth Management Group was $1.935 billion at September 30, 2020, including $299.0 million of assets under management or administration for the Corporation, compared to $1.915 billion at December 31, 2019, including $289.7 million of assets under management or administration for the Corporation, an increase of $20.0 million, or 1.1%. The increase in total assets under management or administration can be mostly attributed to an increase in the market value of total assets.

As previously announced on March 18, 2020, the Corporation's Board of Directors approved a stock repurchase program which replaces the previously authorized repurchase program. Under the new repurchase program, the Corporation may repurchase up to 250,000 shares of its common stock, or approximately 5% of its then outstanding shares. The repurchase program permits shares to be repurchased in open market or privately negotiated transactions, through block trades, and pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission. As of September 30, 2020, the Corporation repurchased 184,360 shares of common stock at a total cost of $5.1 million under its share repurchase program. The weighted average cost was $27.57 per share repurchased. Remaining buyback authority under the share repurchase program was 65,640 shares at September 30, 2020.

As disclosed in the Corporation's August 20, 2020 Current Report on Form 8-K, the Corporation will consolidate two branches on or about November 20, 2020. The Big Flats, New York branch at 437 Maple Street, Big Flats, NY, will be consolidated into the nearby Arnot Road Office at 29 Arnot Road, Horseheads, NY. The Owego, New York branch located at 1054 State Route 17C, Owego, New York, will be consolidated into the nearby Owego branch office at 203 Main Street, Owego, New York.

Chemung Financial's COVID-19 Pandemic Update

The Corporation continued to exercise COVID-19 precautions throughout its footprint, striving to ensure a healthy and safe work environment for our colleagues, clients and the communities we assist, and continued to provide the high level of customer service that our communities depend on in a manner that is accessible, reliable and efficient. At all times, social distancing, sanitizing and facial coverings were required. As of the date of this press release, 30 of our 32 offices have fully re-opened to normal business hours. The remaining two branches, currently being consolidated, are available by appointment. The Corporation is looking forward to assisting clients in the case that a next-phase stimulus package is passed by Congress, and with the SBA loan-forgiveness application process.

Management believes that the Corporation's liquidity position is strong. The Corporation uses a variety of resources to meet its liquidity needs. These include short term investments, cash flow from lending and investing activities, core- deposit growth and non-core funding sources, such as time deposits of $100,000 or more, FHLB advances, securities sold under agreements to repurchase, and other borrowings. As of September 30, 2020, the Corporation's cash and cash equivalents balance was $149.9 million. The Corporation also maintains an investment portfolio of securities available for sale, comprised primarily of mortgage-backed securities and municipal bonds. Although this portfolio generates interest income for the Corporation, it also serves as an available source of liquidity and capital if the need should arise. As of September 30, 2020, the Corporation's investment in securities available for sale was $396.3 million, $216.3 million of which was not pledged as collateral. Additionally, the Bank's unused borrowing capacity at the Federal Home Loan Bank of New York was $97.1 million, as of September 30, 2020. The Corporation did not experience excessive draws on available working capital lines of credit and home equity lines of credit during the first nine months of 2020 due to the COVID-19 crisis, nor has the Corporation experienced any significant or unusual activity related to customer reaction to the COVID-19 crisis that would create stress on the Corporation's liquidity position.

With respect to the Corporation's credit risk and lending activities, management has taken actions to identify and assess additional possible credit exposure due to the changing environment caused by the COVID-19 crisis based upon the industry types within our current loan portfolio. Lending risks, as mentioned, are being monitored by industry, based upon NAICS code, with specific attention being paid to those industries that may experience greater stress during this time.

The COVID-19 crisis is expected to continue to impact the Corporation's financial results, as well as demand for its services and products during the remainder of 2020 and potentially beyond. The short and long-term implications of the COVID-19 crisis, and related monetary and fiscal stimulus measures on the Corporation's future revenues, earnings results, allowance for loan losses, capital reserves, and liquidity are uncertain at this time.

About Chemung Financial Corporation

Chemung Financial Corporation is a $2.2 billion financial services holding company headquartered in Elmira, New York and operates 32 retail offices through its principal subsidiary, Chemung Canal Trust Company, a full service community bank with trust powers. Established in 1833, Chemung Canal Trust Company is the oldest locally-owned and managed community bank in New York State. Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services, tax preparation services and insurance, and Chemung Risk Management, Inc., a captive insurance company based in the State of Nevada.

This press release may be found at: www.chemungcanal.com under Investor Relations.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act, and the Private Securities Litigation Reform Act of 1995. The Corporation intends its forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in this press release. All statements regarding the Corporation's expected financial position and operating results, the Corporation's business strategy, the Corporation's financial plans, forecasted demographic and economic trends relating to the Corporation's industry and similar matters are forward-looking statements. These statements can sometimes be identified by the Corporation's use of forward-looking words such as "may," "will," "anticipate," "estimate," "expect," or "intend." The Corporation cannot promise that its expectations in such forward-looking statements will turn out to be correct. The Corporation's actual results could be materially different from expectations because of various factors, including changes in economic conditions or interest rates, credit risk, difficulties in managing the Corporation’s growth, competition, changes in law or the regulatory environment, including the Dodd-Frank Act, and changes in general business and economic trends.

As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, the Company could be subject to any of the following additional risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations:

  demand for our products and services may decline, making it difficult to grow assets and income;

  if the economy is unable to substantially reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income;

  collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase;

  our allowance for loan losses may have to be increased if borrowers experience financial difficulties beyond forbearance periods, which will adversely affect our net income;

  the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us;

  as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income;

  a material decrease in net income over several quarters could result in a decrease in the rate of our quarterly cash dividend;

  our cyber security risks are increased as the result of an increase in the number of employees working remotely;

  we rely on third party vendors for certain services and the unavailability of a critical service due to the COVID-19 outbreak could have an adverse effect on us; and

  FDIC premiums may increase if the agency experiences additional resolution costs.

Information concerning these and other factors can be found in the Corporation’s periodic filings with the Securities and Exchange Commission (“SEC”), including the 2019 Annual Report on Form 10-K. These filings are available publicly on the SEC's website at http://www.sec.gov, on the Corporation's website at http://www.chemungcanal.com or upon request from the Corporate Secretary at (607) 737-3746. Except as otherwise required by law, the Corporation undertakes no obligation to publicly update or revise its forward-looking statements, whether as a result of new information, future events, or otherwise.

Chemung Financial Corporation Consolidated Balance Sheets (Unaudited)
	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,
(in thousands)	2020	2020	2020	2019	2019
ASSETS
Cash and due from financial institutions	35,327	$28,689	$27,522	$25,203	$36,497
Interest-earning deposits in other financial institutions	114,575	126,473	116,936	96,701	109,801
Total cash and cash equivalents	149,902	155,162	144,458	121,904	146,298

Equity investments	2,291	2,169	1,999	2,174	2,065

Securities available for sale	396,300	317,061	299,075	284,090	267,529
Securities held to maturity	3,047	3,597	3,001	3,115	3,420
FHLB and FRB stocks, at cost	3,150	3,150	3,099	3,099	3,091
Total investment securities	402,497	323,808	305,175	290,304	274,040

Commercial	1,095,170	1,065,901	895,741	879,085	878,703
Mortgage	227,372	207,999	192,722	188,338	184,013
Consumer	215,951	224,098	231,998	241,796	243,922
Loans, net of deferred loan fees	1,538,493	1,497,998	1,320,461	1,309,219	1,306,638
Allowance for loan losses	(24,590)	(24,130)	(26,233)	(23,478)	(23,923)
Loans, net	1,513,903	1,473,868	1,294,228	1,285,741	1,282,715

Loans held for sale	2,059	1,491	801	1,185	1,313
Premises and equipment, net	20,891	21,395	21,781	22,417	22,962
Operating lease right-of-use assets	7,474	7,650	7,826	8,001	8,051
Goodwill	21,824	21,824	21,824	21,824	21,824
Other intangible assets, net	371	491	610	742	886
Accrued interest receivable and other assets	43,802	43,063	42,627	33,535	33,489
Total assets	$2,165,014	$2,050,921	$1,841,329	$1,787,827	$1,793,643

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Non-interest-bearing demand deposits	619,412	$616,736	$469,535	$468,238	$472,600
Interest-bearing demand deposits	270,949	246,470	210,493	200,089	208,222
Money market accounts	579,574	538,006	544,024	530,241	510,194
Savings deposits	248,751	239,334	217,789	212,393	215,665
Time deposits	205,503	170,710	166,262	161,177	169,825
Total deposits	1,924,189	1,811,256	1,608,103	1,572,138	1,576,506

Advances and other debt	4,155	3,969	4,028	4,085	4,140
Operating lease liabilities	7,584	7,752	7,919	8,084	8,125
Accrued interest payable and other liabilities	32,081	33,355	30,832	20,893	22,828
Total liabilities	1,968,009	1,856,332	1,650,882	1,605,200	1,611,599

Shareholders' equity
Common stock	53	53	53	53	53
Additional-paid-in capital	46,892	46,758	46,754	46,382	46,464
Retained earnings	163,987	159,505	154,926	153,701	150,759
Treasury stock, at cost	(15,569)	(13,869)	(11,204)	(11,710)	(11,956)
Accumulated other comprehensive income (loss)	1,642	2,142	(82)	(5,799)	(3,276)
Total shareholders' equity	197,005	194,589	190,447	182,627	182,044
Total liabilities and shareholders' equity	$2,165,014	$2,050,921	$1,841,329	$1,787,827	$1,793,643

Period-end shares outstanding	4,746	4,804	4,905	4,889	4,874

Chemung Financial Corporation Consolidated Statements of Income (Unaudited)
	Three Months Ended September 30,		Percent	Nine Months Ended September 30,		Percent
(in thousands, except per share data)	2020	2019	Change	2020	2019	Change
Interest and dividend income:
Loans, including fees	$14,876	$14,664	1.4	$43,770	$43,723	0.1
Taxable securities	1,474	1,349	9.3	4,358	3,825	13.9
Tax exempt securities	263	293	(10.2)	799	872	(8.4)
Interest-earning deposits	101	502	(79.9)	643	1,735	(62.9)
Total interest and dividend income	16,714	16,808	(0.6)	49,570	50,155	(1.2)

Interest expense:
Deposits	809	1,629	(50.3)	2,922	4,634	(36.9)
Borrowed funds	36	37	(2.7)	126	111	13.5
Total interest expense	845	1,666	(49.3)	3,048	4,745	(35.8)
Net interest income	15,869	15,142	4.8	46,522	45,410	2.4
Provision for loan losses	679	4,441	(84.7)	3,989	5,684	(29.8)
Net interest income after provision for loan losses	15,190	10,701	41.9	42,533	39,726	7.1

Non-interest income:
Wealth management group fee income	2,416	2,315	4.4	6,968	7,115	(2.1)
Service charges on deposit accounts	740	1,141	(35.1)	2,294	3,330	(31.1)
Interchange revenue from debit card transactions	1,082	1,058	2.3	2,989	3,113	(4.0)
Net gains on securities transactions	—	—	N/M	—	19	N/M
Change in fair value of equity investments	57	(10)	(670.0)	(33)	106	(131.1)
Net gains on sales of loans held for sale	553	69	701.4	916	146	527.4
Net gains (losses) on sales of other real estate owned	6	(1)	N/M	(71)	(87)	(18.4)
Income from bank owned life insurance	14	17	(17.6)	147	48	206.3
Other	471	367	28.3	1,940	1,177	64.8
Total non-interest income	5,339	4,956	7.7	15,150	14,967	1.2

Non-interest expense:
Salaries and wages	6,088	5,874	3.6	17,678	17,375	1.7
Pension and other employee benefits	1,245	1,470	(15.3)	4,095	4,488	(8.8)
Other components of net periodic pension and postretirement benefits	(254)	(141)	80.1	(762)	(423)	80.1
Net occupancy	1,454	1,424	2.1	4,406	4,469	(1.4)
Furniture and equipment	538	717	(25.0)	1,573	1,840	(14.5)
Data processing	1,777	1,818	(2.3)	5,630	5,418	3.9
Professional services	453	395	14.7	1,313	1,218	7.8
Amortization of intangible assets	120	151	(20.5)	371	465	(20.2)
Marketing and advertising	140	231	(39.4)	546	644	(15.2)
Other real estate owned expense	53	9	N/M	87	80	8.8
FDIC insurance	247	(10)	N/M	726	476	52.5
Loan expense	301	171	76.0	798	557	43.3
Other	1,200	1,416	(15.3)	3,878	4,238	(8.5)
Total non-interest expense	13,362	13,525	(1.2)	40,339	40,845	(1.2)

Income before income tax expense	7,167	2,132	236.2	17,344	13,848	25.2
Income tax expense	1,456	176	727.3	3,315	2,443	35.7
Net income	$5,711	$1,956	192.0	$14,029	$11,405	23.0

Basic and diluted earnings per share	$1.19	$0.40		$2.90	$2.34
Cash dividends declared per share	0.26	0.26		0.78	0.78
Average basic and diluted shares outstanding	4,773	4,871		$4,836	$4,866
N/M - Not Meaningful

Chemung Financial Corporation	As of or for the Three Months Ended					As of or for the Nine Months Ended
Consolidated Financial Highlights (Unaudited) (in thousands, except per share data)	Sept. 30, 2020	June 30, 2020	March 31, 2020	Dec. 31, 2019	Sept. 30, 2019	Sept. 30, 2020	Sept. 30, 2019
RESULTS OF OPERATIONS
Interest income	$16,714	$16,472	$16,384	$16,777	$16,808	$49,570	$50,155
Interest expense	845	881	1,322	1,576	1,666	3,048	4,745
Net interest income	15,869	15,591	15,062	15,201	15,142	46,522	45,410
Provision (credit) for loan losses	679	260	3,050	261	4,441	3,989	5,684
Net interest income after provision for loan losses	15,190	15,331	12,012	14,940	10,701	42,533	39,726
Non-interest income	5,339	5,080	4,730	5,106	4,956	15,150	14,967
Non-interest expense	13,362	13,227	13,749	14,851	13,525	40,339	40,845
Income before income tax expense	7,167	7,184	2,993	5,195	2,132	17,344	13,848
Income tax expense	1,456	1,357	502	991	176	3,315	2,443
Net income	$5,711	$5,827	$2,491	$4,204	$1,956	$14,029	$11,405
Basic and diluted earnings per share	$1.19	$1.20	$0.51	$0.87	$0.40	$2.90	$2.34
Average basic and diluted shares outstanding	4,773	4,850	4,895	4,879	4,871	4,836	4,866

PERFORMANCE RATIOS
Return on average assets	1.08%	1.15%	0.55%	0.93%	0.44%	0.95%	0.87%
Return on average equity	11.56%	12.22%	5.32%	9.14%	4.29%	9.74%	8.76%
Return on average tangible equity (a)	13.03%	13.83%	6.04%	10.43%	4.91%	11.03%	10.09%
Efficiency ratio (unadjusted) (f)	63.00%	63.99%	69.47%	73.13%	67.30%	65.41%	67.65%
Efficiency ratio (adjusted) (a) (b)	62.19%	63.16%	68.50%	72.08%	66.21%	64.54%	66.56%
Non-interest expense to average assets	2.54%	2.62%	3.06%	3.28%	3.05%	2.72%	3.12%
Loans to deposits	79.96%	82.70%	82.11%	83.28%	82.88%	79.96%	82.88%

YIELDS / RATES - Fully Taxable Equivalent
Yield on loans	3.91%	4.06%	4.37%	4.43%	4.50%	4.10%	4.53%
Yield on investments	1.61%	1.58%	2.20%	2.29%	2.36%	1.78%	2.39%
Yield on interest-earning assets	3.37%	3.45%	3.86%	3.92%	4.03%	3.54%	4.05%
Cost of interest-bearing deposits	0.26%	0.28%	0.46%	0.55%	0.60%	0.33%	0.57%
Cost of borrowings	3.54%	0.82%	3.58%	3.58%	3.53%	1.44%	3.52%
Cost of interest-bearing liabilities	0.27%	0.29%	0.47%	0.56%	0.61%	0.34%	0.58%
Interest rate spread	3.10%	3.16%	3.39%	3.36%	3.42%	3.20%	3.47%
Net interest margin, fully taxable equivalent	3.20%	3.26%	3.55%	3.56%	3.63%	3.33%	3.67%

CAPITAL
Total equity to total assets at end of period	9.10%	9.49%	10.34%	10.22%	10.15%	9.10%	10.15%
Tangible equity to tangible assets at end of period (a)	8.16%	8.49%	9.24%	9.07%	9.00%	8.16%	9.00%
Book value per share	$41.51	$40.51	$38.83	$37.35	$37.35	$41.51	$37.35
Tangible book value per share (a)	36.83	35.86	34.25	32.74	32.69	36.83	32.69
Period-end market value per share	28.87	27.30	32.98	42.50	42.00	28.87	42.00
Dividends declared per share	0.26	0.26	0.26	0.26	0.26	0.78	0.78

AVERAGE BALANCES
Loans and loans held for sale (c)	$1,515,762	$1,456,080	$1,310,342	$1,303,349	$1,295,167	$1,427,716	$1,294,093
Interest earning assets	1,986,043	1,931,107	1,715,562	1,705,766	1,665,793	1,877,966	1,664,188
Total assets	2,094,114	2,032,729	1,807,753	1,798,385	1,760,385	1,978,570	1,752,948
Deposits	1,853,557	1,776,275	1,588,147	1,581,645	1,545,858	1,739,744	1,550,251
Total equity	196,569	191,853	188,427	182,522	180,896	192,299	173,998
Tangible equity (a)	174,302	169,464	165,911	159,889	158,111	169,909	151,052

ASSET QUALITY
Net charge-offs	$220	$2,363	$294	$706	$174	$2,877	$705
Non-performing loans (d)	15,726	17,280	17,948	18,008	23,468	15,726	23,468
Non-performing assets (e)	16,311	17,573	18,328	18,525	23,679	16,311	23,679
Allowance for loan losses	24,590	24,130	26,233	23,478	23,923	24,590	23,923
Annualized net charge-offs to average loans	0.06%	0.65%	0.09%	0.21%	0.05%	0.27%	0.07%
Non-performing loans to total loans	1.02%	1.15%	1.36%	1.38%	1.80%	1.02%	1.80%
Non-performing assets to total assets	0.75%	0.86%	1.00%	1.04%	1.32%	0.75%	1.32%
Allowance for loan losses to total loans	1.60%	1.61%	1.99%	1.79%	1.83%	1.60%	1.83%
Allowance for loan losses to non-performing loans	156.36%	139.64%	146.16%	130.38%	101.94%	156.36%	101.94%

(a) See the GAAP to Non-GAAP reconciliations.
(b) Efficiency ratio (adjusted) is non-interest expense less amortization of intangible assets less legal reserve divided by the total of fully taxable equivalent net interest income plus non-interest income less net gains or losses on securities transactions.
(c) Loans and loans held for sale do not reflect the allowance for loan losses.
(d) Non-performing loans include non-accrual loans only.
(e) Non-performing assets include non-performing loans plus other real estate owned.
(f) Efficiency ratio (unadjusted) is non-interest expense divided by the total of net interest income plus non-interest income.

Chemung Financial Corporation
Average Consolidated Balance Sheets & Net Interest Income Analysis and Rate/Volume Analysis of Net Interest Income (Unaudited)

	Three Months Ended September 30, 2020			Three Months Ended September 30, 2019			Three Months Ended September 30, 2020 vs. 2019
	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate	Total Change	Due to Volume	Due to Rate
(in thousands)
Interest earning assets:
Commercial loans	$1,075,029	$10,575	3.91%	$864,923	$10,160	4.66%	$415	$2,212	$(1,797)
Mortgage loans	220,345	2,067	3.73%	184,090	1,788	3.85%	279	337	(58)

Consumer loans	220,388	2,256	4.07%	246,154	2,752	4.44%	(496)	(276)	(220)
Taxable securities	301,315	1,476	1.95%	234,075	1,350	2.29%	126	348	(222)
Tax-exempt securities	41,372	325	3.13%	46,945	357	3.02%	(32)	(44)	12
Interest-earning deposits	127,594	100	0.31%	89,606	502	2.22%	(402)	152	(554)
Total interest earning assets	1,986,043	16,799	3.37%	1,665,793	16,909	4.03%	(110)	2,729	(2,839)
Non- interest earnings assets:
Cash and due from banks	25,534			25,784
Other assets	106,907			88,841
Allowance for loan losses	(24,370)			(20,033)
Total assets	$2,094,114			$1,760,385

Interest-bearing liabilities:
Interest-bearing checking	$253,278	$55	0.09%	$180,852	$170	0.37%	$(115)	$49	$(164)
Savings and money market	791,004	231	0.12%	724,451	794	0.43%	(563)	64	(627)
Time deposits	188,889	524	1.10%	178,107	665	1.48%	(141)	38	(179)
Long-term advances and other debt	3,930	35	3.54%	4,161	37	3.53%	(2)	(2)	—
Total int.-bearing liabilities	1,237,101	845	0.27%	1,087,571	1,666	0.61%	(821)	149	(970)

Non-interest-bearing liabilities:
Demand deposits	620,386			462,448
Other liabilities	40,058			29,470
Total liabilities	1,897,545			1,579,489
Shareholders' equity	196,569			180,896
Total liabilities and shareholders' equity	$2,094,114			$1,760,385
Fully taxable equivalent net interest income		15,954			15,243		$711	$2,580	$(1,869)
Net interest rate spread (1)			3.10%			3.42%
Net interest margin, fully taxable equivalent (2)			3.20%			3.63%
Taxable equivalent adjustment		(85)			(101)
Net interest income		$15,869			$15,142

(1) Net interest rate spread is the difference in the average yield on interest-earning assets less the average rate on interest-bearing liabilities.
(2) Net interest margin is the ratio of fully taxable equivalent net interest income divided by average interest-earning assets.

Chemung Financial Corporation
Average Consolidated Balance Sheets & Net Interest Income Analysis and Rate/Volume Analysis of Net Interest Income (Unaudited)

	Nine Months Ended September 30, 2020			Nine Months Ended September 30, 2019			Nine Months Ended September 30, 2020 vs. 2019
(in thousands)	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate	Total Change	Due to Volume	Due to Rate

Interest earning assets:
Commercial loans	$996,136	$30,926	4.15%	$858,997	$30,184	4.70%	$742	$4,521	$(3,779)
Mortgage loans	203,692	5,762	3.78%	182,657	5,223	3.82%	539	595	(56)
Consumer loans	227,888	7,150	4.19%	252,439	8,425	4.46%	(1,275)	(786)	(489)
Taxable securities	270,348	4,361	2.15%	226,029	3,830	2.27%	531	739	(208)
Tax-exempt securities	41,753	983	3.14%	48,550	1,063	2.93%	(80)	(154)	74
Interest-earning deposits	138,149	643	0.62%	95,516	1,735	2.43%	(1,092)	563	(1,655)
Total interest earning assets	1,877,966	49,825	3.54%	1,664,188	50,460	4.05%	(635)	5,478	(6,113)

Non-interest earnings assets:
Cash and due from banks	25,111			25,860
Other assets	100,276			82,684
Allowance for loan losses	(24,783)			(19,784)
Total assets	$1,978,570			$1,752,948

Interest-bearing liabilities:
Interest-bearing checking	$231,085	$262	0.15%	$186,327	$554	0.40%	$(292)	$113	$(405)
Savings and money market	774,706	1,000	0.17%	738,869	2,378	0.43%	(1,378)	112	(1,490)
Time deposits	173,556	1,660	1.28%	165,088	1,702	1.38%	(42)	85	(127)
Long-term advances and other debt	11,661	126	1.44%	4,214	111	3.52%	15	110	(95)
Total int.-bearing liabilities	1,191,008	3,048	0.34%	1,094,498	4,745	0.58%	(1,697)	420	(2,117)

Non-interest-bearing liabilities:
Demand deposits	560,397			459,967
Other liabilities	34,866			24,495
Total liabilities	1,786,271			1,578,960
Shareholders' equity	192,299			173,988
Total liabilities and shareholders' equity	$1,978,570			$1,752,948

Fully taxable equivalent net interest income		46,777			45,715		$1,062	$5,058	$(3,996)
Net interest rate spread (1)			3.20%			3.47%
Net interest margin, fully taxable equivalent (2)			3.33%			3.67%
Taxable equivalent adjustment		(255)			(305)
Net interest income		$46,522			$45,410

(1) Net interest rate spread is the difference in the average yield on interest-earning assets less the average rate on interest-bearing liabilities.
(2) Net interest margin is the ratio of fully taxable equivalent net interest income divided by average interest-earning assets.

Chemung Financial Corporation

GAAP to Non-GAAP Reconciliations (Unaudited)

The Corporation prepares its Consolidated Financial Statements in accordance with GAAP. See the Corporation’s unaudited consolidated balance sheets and statements of income contained within this press release. That presentation provides the reader with an understanding of the Corporation’s results that can be tracked consistently from period-to-period and enables a comparison of the Corporation’s performance with other companies’ GAAP financial statements.

In addition to analyzing the Corporation’s results on a reported basis, management uses certain non-GAAP financial measures, because it believes these non-GAAP financial measures provide information to investors about the underlying operational performance and trends of the Corporation and, therefore, facilitate a comparison of the Corporation with the performance of its competitors. Non-GAAP financial measures used by the Corporation may not be comparable to similarly named non-GAAP financial measures used by other companies.

The SEC has adopted Regulation G, which applies to all public disclosures, including earnings releases, made by registered companies that contain “non-GAAP financial measures.” Under Regulation G, companies making public disclosures containing non-GAAP financial measures must also disclose, along with each non-GAAP financial measure, certain additional information, including a reconciliation of the non-GAAP financial measure to the closest comparable GAAP financial measure and a statement of the Corporation’s reasons for utilizing the non-GAAP financial measure as part of its financial disclosures. The SEC has exempted from the definition of “non-GAAP financial measures” certain commonly used financial measures that are not based on GAAP. When these exempted measures are included in public disclosures, supplemental information is not required. The following measures used in this Report, which are commonly utilized by financial institutions, have not been specifically exempted by the SEC and may constitute "non-GAAP financial measures" within the meaning of the SEC's rules, although we are unable to state with certainty that the SEC would so regard them.

Fully Taxable Equivalent Net Interest Income and Net Interest Margin

Net interest income is commonly presented on a tax-equivalent basis. That is, to the extent that some component of the institution's net interest income, which is presented on a before-tax basis, is exempt from taxation (e.g., is received by the institution as a result of its holdings of state or municipal obligations), an amount equal to the tax benefit derived from that component is added to the actual before-tax net interest income total. This adjustment is considered helpful in comparing one financial institution's net interest income to that of other institutions or in analyzing any institution’s net interest income trend line over time, to correct any analytical distortion that might otherwise arise from the fact that financial institutions vary widely in the proportions of their portfolios that are invested in tax-exempt securities, and that even a single institution may significantly alter over time the proportion of its own portfolio that is invested in tax-exempt obligations. Moreover, net interest income is itself a component of a second financial measure commonly used by financial institutions, net interest margin, which is the ratio of net interest income to average interest-earning assets. For purposes of this measure as well, fully taxable equivalent net interest income is generally used by financial institutions, as opposed to actual net interest income, again to provide a better basis of comparison from institution to institution and to better demonstrate a single institution’s performance over time. The Corporation follows these practices.

	As of or for the Three Months Ended					As of or for the Nine Months Ended
(in thousands, except ratio data)	Sept. 30, 2020	June 30, 2020	March 31, 2020	Dec. 31, 2019	Sept. 30, 2019	Sept. 30, 2020	Sept. 30, 2019
NET INTEREST MARGIN - FULLY TAXABLE EQUIVALENT
Net interest income (GAAP)	$15,869	$15,591	$15,062	$15,201	$15,142	$46,522	$45,410
Fully taxable equivalent adjustment	85	84	86	98	101	255	305
Fully taxable equivalent net interest income (non-GAAP)	$15,954	$15,675	$15,148	$15,299	$15,243	$46,777	$45,715
Average interest-earning assets (GAAP)	$1,986,043	$1,931,107	$1,715,562	$1,705,766	$1,665,793	$1,877,966	$1,664,188
Net interest margin - fully taxable equivalent (non-GAAP)	3.20%	3.26%	3.55%	3.56%	3.63%	3.33%	3.67%

Efficiency Ratio

The unadjusted efficiency ratio is calculated as non-interest expense divided by total revenue (net interest income and non- interest income). The adjusted efficiency ratio is a non-GAAP financial measure which represents the Corporation’s ability to turn resources into revenue and is calculated as non-interest expense divided by total revenue (fully taxable equivalent net interest income and non-interest income), adjusted for one-time occurrences and amortization. This measure is meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s productivity measured by the amount of revenue generated for each dollar spent.

	As of or for the Three Months Ended					As of or for the Nine Months Ended
(in thousands, except ratio data)	Sept. 30, 2020	June 30, 2020	March 31, 2020	Dec. 31, 2019	Sept. 30, 2019	Sept. 30, 2020	Sept. 30, 2019
EFFICIENCY RATIO
Net interest income (GAAP)	$15,869	$15,591	$15,062	$15,201	$15,142	$46,522	$45,410
Fully taxable equivalent adjustment	85	84	86	98	101	255	305
Fully taxable equivalent net interest income (non-GAAP)	$15,954	$15,675	$15,148	$15,299	$15,243	$46,777	$45,715
Non-interest income (GAAP)	$5,339	$5,080	$4,730	$5,106	$4,956	$15,150	$14,967
Less: net (gains) losses on security transactions	—	—	—	—	—	—	(19)
Adjusted non-interest income (non-GAAP)	$5,339	$5,080	$4,730	$5,106	$4,956	$15,150	$14,948
Non-interest expense (GAAP)	$13,362	$13,227	$13,749	$14,851	$13,525	$40,339	$40,845
Less: amortization of intangible assets	(120)	(119)	(132)	(144)	(151)	(371)	(465)
Adjusted non-interest expense (non-GAAP)	$13,242	$13,108	$13,617	$14,707	$13,374	$39,968	$40,380
Efficiency ratio (unadjusted)	63.00%	63.99%	69.47%	73.13%	67.30%	65.41%	67.65%
Efficiency ratio (adjusted)	62.19%	63.16%	68.50%	72.08%	66.21%	64.54%	66.56%

Tangible Equity and Tangible Assets (Period-End)

Tangible equity, tangible assets, and tangible book value per share are each non-GAAP financial measures. Tangible equity represents the Corporation’s stockholders’ equity, less goodwill and intangible assets. Tangible assets represents the Corporation’s total assets, less goodwill and other intangible assets. Tangible book value per share represents the Corporation’s tangible equity divided by common shares at period-end. These measures are meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s use of equity.

	As of or for the Three Months Ended					As of or for the Nine Months Ended
(in thousands, except per share and ratio data)	Sept. 30, 2020	June 30, 2020	March 31, 2020	Dec. 31, 2019	Sept. 30, 2019	Sept. 30, 2020	Sept. 30, 2019
TANGIBLE EQUITY AND TANGIBLE ASSETS (PERIOD END)
Total shareholders' equity (GAAP)	$197,005	$194,589	$190,447	$182,627	$182,044	$197,005	$182,044
Less: intangible assets	(22,195)	(22,315)	(22,434)	(22,566)	(22,710)	(22,195)	(22,710)
Tangible equity (non-GAAP)	$174,810	$172,274	$168,013	$160,061	$159,334	$174,810	$159,334

Total assets (GAAP)	$2,165,014	$2,050,921	$1,841,329	$1,787,827	$1,793,643	$2,165,014	$1,793,643
Less: intangible assets	(22,195)	(22,315)	(22,434)	(22,566)	(22,710)	(22,195)	(22,710)
Tangible assets (non-GAAP)	$2,142,819	$2,028,606	$1,818,895	$1,765,261	$1,770,933	$2,142,819	$1,770,933
Total equity to total assets at end of period (GAAP)	9.10%	9.49%	10.34%	10.22%	10.15%	9.10%	10.15%
Book value per share (GAAP)	$41.51	$40.51	$38.83	$37.35	$37.35	$41.51	$37.35

Tangible equity to tangible assets at end of period (non-GAAP)	8.16%	8.49%	9.24%	9.07%	9.00%	8.16%	9.00%
Tangible book value per share (non-GAAP)	$36.83	$35.86	$34.25	$32.74	$32.69	$36.83	$32.69

Tangible Equity (Average)

Average tangible equity and return on average tangible equity are each non-GAAP financial measures. Average tangible equity represents the Corporation’s average stockholders’ equity, less average goodwill and intangible assets for the period. Return on average tangible equity measures the Corporation’s earnings as a percentage of average tangible equity. These measures are meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s use of equity.

	As of or for the Three Months Ended					As of or for the Nine Months Ended
(in thousands, except ratio data)	Sept. 30, 2020	June 30, 2020	March 31, 2020	Dec. 31, 2019	Sept. 30, 2019	Sept. 30, 2020	Sept. 30, 2019
TANGIBLE EQUITY (AVERAGE)
Total average shareholders' equity (GAAP)	$196,569	$191,853	$188,427	$182,522	$180,896	$192,299	$173,988
Less: average intangible assets	(22,267)	(22,389)	(22,516)	(22,633)	(22,785)	(22,390)	(22,936)
Average tangible equity (non-GAAP)	$174,302	$169,464	$165,911	$159,889	$158,111	$169,909	$151,052
Return on average equity (GAAP)	11.56%	12.22%	5.32%	9.14%	4.29%	9.74%	8.76%
Return on average tangible equity (non-GAAP)	13.03%	13.83%	6.04%	10.43%	4.91%	11.03%	10.09%

Adjustments for Certain Items of Income or Expense

In addition to disclosures of certain GAAP financial measures, including net income, EPS, ROA, and ROE, we may also provide comparative disclosures that adjust these GAAP financial measures for a particular period by removing from the calculation thereof the impact of certain transactions or other material items of income or expense occurring during the period, including certain nonrecurring items. The Corporation believes that the resulting non-GAAP financial measures may improve an understanding of its results of operations by separating out any such transactions or items that may have had a disproportionate positive or negative impact on the Corporation’s financial results during the particular period in question. In the Corporation’s presentation of any such non-GAAP (adjusted) financial measures not specifically discussed in the preceding paragraphs, the Corporation supplies the supplemental financial information and explanations required under Regulation G.

	As of or for the Three Months Ended					As of or for the Nine Months Ended
(in thousands, except per share and ratio data)	Sept. 30, 2020	June 30, 2020	March 31, 2020	Dec. 31, 2019	Sept. 30, 2019	Sept. 30, 2020	Sept. 30, 2019
NON-GAAP NET INCOME Reported net income (GAAP)	$5,711	$5,827	$2,491	$4,204	$1,956	$14,029	$11,405
Net (gains) losses on security transactions (net of tax)	—	—	—	—	—	—	(14)
Net income (non-GAAP)	$5,711	$5,827	$2,491	$4,204	$1,956	$14,029	$11,391

Average basic and diluted shares outstanding	4,773	4,850	4,895	4,879	4,871	4,836	4,866

Reported basic and diluted earnings per share (GAAP)	$1.19	$1.20	$0.51	$0.87	$0.40	$2.90	$2.34
Reported return on average assets (GAAP)	1.08%	1.15%	0.55%	0.93%	0.44%	0.95%	0.87%
Reported return on average equity (GAAP)	11.56%	12.22%	5.32%	9.14%	4.29%	9.74%	8.76%

Basic and diluted earnings per share (non-GAAP)	$1.19	$1.20	$0.51	$0.87	$0.40	$2.90	$2.34
Return on average assets (non-GAAP)	1.08%	1.15%	0.55%	0.93%	0.44%	0.95%	0.87%
Return on average equity (non-GAAP)	11.56%	12.22%	5.32%	9.14%	4.29%	9.74%	8.75%

For further information contact:
Karl F. Krebs, EVP and CFO
kkrebs@chemungcanal.com
Phone: 607-737-3714